FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 22% INCREASE IN SECOND QUARTER SALES FROM ONGOING BRANDS

New York, New York, July 23, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2014, net sales of the Company’s ongoing brands (excluding Burberry brand sales) increased 22.1% to $118.2 million, as compared to $96.8 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales from ongoing brands increased 20.0%. When including Burberry brand sales, consolidated 2014 second quarter net sales increased 0.6% as Burberry brand sales amounted to $20.7 million for the second quarter of 2013 and represented the sale of inventory to Burberry and authorized sell-off of remaining Burberry finished goods. Inter Parfums plans to issue results for the 2014 second quarter on or about August 11, 2014.

Ongoing Brand Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	($ in millions)

European-based product sales	$94.7	$72.1	31.2%	$197.0	$157.6	25.0%
United States-based product sales	23.5	24.7	-4.7%	42.9	43.4	-1.0%
	$118.2	$96.8	22.1%	$239.9	$201.0	19.4%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “New product launches helped drive the 31.2% increase in second quarter ongoing brand sales. Montblanc brand sales were up 88% with the spring launch of the second men’s line, Emblem, in addition to the steady gains from the brand’s Legend fragrances. Also in the spring, our first Karl Lagerfeld fragrances were introduced; these signature scents for men and women delivered approximately $4 million in incremental sales during the second quarter of 2014. Our top line also benefitted from solid performances by Repetto’s signature scent, along with improving sales of existing collections from S.T. Dupont and Paul Smith. In last year’s second quarter, Jimmy Choo brand sales rose more than 40% driven by the launch of Flash, which helps to explain why Jimmy Choo sales declined 6% in the current second quarter when no new products were introduced. However, based on a higher than expected backorder log for Jimmy Choo Man to be launched in the fall, more robust sales are anticipated for the second half. Lanvin also faced a difficult comparison against the launch of Lanvin Me in the prior year period; however, a strong performance by the Eclat d’Arpège enabled the brand to slightly exceed its 2013 second quarter sales.”

Mr. Madar further noted, “U.S.-based sales declined modestly due to a challenging comparison with the prior year period when we took over the manufacture and distribution of Dunhill legacy fragrances. However, we are growing that brand and the others that we added in late 2012 and 2013 by launching new products and pursuing expanded distribution. In that regard, we will begin shipping our first all new Dunhill fragrance called Icon during the fourth quarter of 2014, and will be in selective distribution until early 2015. Our early spring launches, Fatale and Fatale Pink for Agent Provocateur, have been well received in international markets, and we expect momentum to continue with the commencement of U.S. sales in the fall. Initial distribution of La Nuit de Bohème for Anna Sui began in June, and will culminate late this year with its debut in China. We also plan to launch our inaugural fragrance collection for Shanghai Tang in China later this year, followed by a select international roll-out in 2015.”

Inter Parfums, Inc. News Release	Page 2
July 23, 2014

2014 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With respect to our 2014 outlook, we continue to expect net sales of approximately $495 million, which represents nearly 15% growth of our ongoing brands. We are narrowing our guidance for net income attributable to Inter Parfums, Inc. to the range of $0.93 to $0.95 per diluted share. As in the past, we will update our guidance as appropriate as the year progresses and our visibility improves.” Guidance assumes the dollar remains at current levels.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com